EXHIBIT 5.1

October 10, 2017

AnaptysBio, Inc.

10421 Pacific Center Court, Suite 200

San Diego, California 92121

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-1 filed by AnaptysBio, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on October 10, 2017 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,450,000 shares of the Company’s Common Stock (the “Stock”).

In connection with our opinion expressed below we have examined originals or copies of the Company’s Restated Certificate of Incorporation (the “Restated Certificate”) and Amended and Restated Bylaws (the “Restated Bylaws”), certain corporate proceedings of the Company’s board of directors (the “Board”) and stockholders relating to the Registration Statement, the Company’s Restated Certificate and Restated Bylaws, and such other agreements, documents, certificates and statements of the Company, its transfer agent and public or government officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures on documents submitted to us, the conformity to originals of all documents submitted to us as copies, and the absence of any undisclosed termination, waiver or amendment to any document reviewed by us. In giving our opinion, we have also relied upon a good standing certificate regarding the Company issued under other outstanding securities or plans of the Company, to enable the Company to issue and deliver all of the Stock as of the date of this letter.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the Delaware General Corporation Law.

Based upon, and subject to, the foregoing, we are of the opinion that up to 3,450,000 shares of Stock to be issued and sold by the Company, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Company’s Board and to be adopted by the Pricing Committee of the Board, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission

October 10, 2017

thereunder. This opinion is intended solely for use in connection with issuance and sale of the Stock subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts of law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP